SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2002

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-22609		84-1339282

(Commission File Number)		(IRS Employer Identification No.)

1801 California Street	Denver, Colorado	80202

(Address of principal executive offices)		(Zip code)

303-992-1400
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS
ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
EX-99.1 Statement of Operations
EX-99.2 Balance Sheet
EX-99.3 Statement of Cash Flows

ITEM 5. OTHER EVENTS

     Qwest Communications International Inc. (“Qwest” or “we” or “us” or “our”) announced in our August 8, 2002 Current Report on Form 8-K (concerning our results of operations for the second quarter of 2002) that we would not be able to timely file our second quarter report on Form 10-Q. We also indicated we would provide a more detailed financial disclosure about the second quarter, material trends related to our results of operations and current liquidity and capital resources on a subsequent Current Report on Form 8-K. This Current Report on Form 8-K contains that additional financial disclosure including discussions about the expected restatement of our results, results of operations for the three and six months ended June 30, 2002, liquidity and capital resources, an update on the status of our impairment charges, certain commitments and contingencies and an update on regulatory matters. It is not a substitute for the disclosures required by Form 10-Q. We will file our second quarter Form 10-Q once we have completed our analyses of our expected restatement described below. We have not provided any of the exhibits required by Form 10-Q and will file those at the time we file our Form 10-Q.

RESTATEMENT OF RESULTS

     We announced on July 28, 2002 the status of an ongoing analysis of certain of our accounting policies and practices, including among other things, (A) revenue recognition and accounting treatment for: (1) optical capacity asset sales (particularly sales to customers from which we agreed to purchase optical capacity assets), (2) the sale of equipment by us to certain customers and (3) our Qwest Dex directories business, including changes in the production schedules and lives of some of our directories, and (B) recording the cost of certain services paid for and received from other telecommunications providers. Based on the analysis as of the date of this Current Report on Form 8-K, we have determined that we have, in some cases, applied our accounting policies incorrectly with respect to certain optical capacity asset sale transactions from 1999 to 2001. Certain adjustments may be required to correct the period in which we recognized revenues with respect to these transactions, and other adjustments may be required to reverse the recognition of revenue and costs with respect to other transactions. In addition, further adjustments are required to account for certain sales of equipment in 2000 and 2001 that were not accounted for properly. In the fourth quarter of 2001, we reduced revenue and/or adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) related to these equipment transactions.

     We have been analyzing certain accounting policies and practices with respect to Qwest Dex. Subsequent to our earnings release on August 8, 2002 we determined to apply the deferral and amortization method of accounting to the Qwest Dex directories business. This method will eliminate the need to make any further adjustment for the changes in the production schedules and lives of some of our directories. In addition, we believe certain accounting policies and practices were misapplied with respect to other unrelated transactions.

     We are continuing to analyze our accounting policies and practices in consultation with our new auditors, KPMG LLP (“KPMG”). In addition, we have commenced a review of our internal controls. We will attempt to conclude these analyses promptly. However, as a result of changing auditors and the ongoing investigation by the Securities and Exchange Commission (“SEC”), we cannot state with certainty when a restatement will be completed. When we complete our analyses, we expect to restate our financial statements for prior periods. The periods covered will include, among others, the periods in 2001 and the six months ended June 30, 2002, included in the financial statements contained in this Current Report on Form 8-K. At this time, we are unable to estimate the effect of the revenue and cost adjustments in any period identified as of the date of this Current Report on Form 8-K as both may change as further conclusions are reached. The 2001 and first quarter 2002 financial information included herein is presented as previously reported and includes certain reclassifications necessary to conform to the current year presentation.

     Optical Capacity Asset Sales. As a result of our continuing analysis of our optical capacity asset sales transactions and the ongoing investigation by the SEC, we will likely conclude that we recognized revenues inappropriately with respect to certain optical capacity asset sales transactions. If we were to determine that certain of the policies as applied to all optical capacity asset sales were inappropriate, we may be required to restate our financial statements with respect to the accounting for optical capacity asset sales affected by such policies, which could involve all, or substantially all, optical capacity asset sales in the relevant periods.

     The amount of revenues and gross margin attributable to all optical capacity asset sales during the three and six months ended June 30, 2001 were as follows: (1) revenues of $430 million and $857 million, respectively (8.2% and 8.3%, respectively, of total revenues), and (2) gross margin of $185 million and $403 million, respectively (9.1% and 10.0%, respectively, of total adjusted EBITDA). On an after-tax basis, the gross margin for all optical capacity asset sales was approximately $110 million and $240 million for the three and six months ended June 30, 2001, respectively. These amounts may be partially offset by the amounts that may be recognized over the lives of optical capacity asset sales transactions if they are instead treated as operating leases or services agreements. We did not enter into optical capacity asset sales during the six months ended June 30, 2002 in which we recognized revenue up front. We have previously disclosed that we do not plan on any sales of optical capacity assets in 2002 that would be treated as sales-type leases and require recognition of revenue upfront.

     We previously disclosed in our annual report on Form 10-K for the year ended December 31, 2001, that the amounts of revenue and gross margin attributable to all optical capacity asset sales in 2000 and 2001 were as follows: (1) revenues of $468 million, or 2.8% of total revenue in 2000 and $1.013 billion, or 5.1% of total revenue in 2001 and (2) gross margin of $232 million, which is 3.4% of adjusted EBITDA in 2000 and $486 million, which is 6.6% of adjusted EBITDA in 2001. The numbers for 2000 represent only those transactions entered into after the date of our acquisition of U S WEST, Inc. (“U S WEST”) on June 30, 2000 (the “Merger”) and the percentages are based upon the full year results as reported in our annual report on Form 10-K (U S WEST was deemed the accounting acquirer in the Merger). This means that for the first six months of 2000 these items are for U S WEST on a stand-alone basis and for the second six months of 2000 for the combined entity. The percentages in our press release dated July 28, 2002 for post-Merger 2000 optical capacity asset sales revenues and gross margin identified in the analysis as compared to revenues and gross profit for all such transactions in 2000 were 24.5% and 20.2%, respectively. This was based on all of our optical capacity asset sales in 2000. The same percentages calculated on the basis of the 2000 reported revenues and adjusted EBITDA (including only the optical capacity asset sales of the combined entity following the Merger) were 48.1% and 50.1%, respectively.

     Equipment Sales. The expected restatement of our financial statements will include adjustments for transactions with three parties relating to the sale of certain of our telecommunications equipment. Transactions with two of these parties are relevant to the periods presented in this Current Report on Form 8-K. The most significant of these transactions involved KMC Telecom Holdings, Inc. (“KMC”). We sold equipment to KMC during the three and six months ended June 30, 2001 for an aggregate of $83 million and $148 million, respectively, in cash resulting in gross margins of $36 million and $81 million, respectively. At or about the same time as selling equipment in 2001 to KMC, we entered into unconditional commitments to purchase facilities management services from KMC. These commitments aggregated $263 million as of June 30, 2002 for the 2001 transactions (along with $468 million as of June 30, 2002 for earlier similar transactions with KMC) and are included in the section called “Commitments” presented later in this Current Report on Form 8-K. The original adjustments for the two 2001 KMC transactions were made because of our determination that the profit in these transactions was incorrectly recognized upfront and should have been deferred and amortized over the remaining terms of the facilities management contracts. This was due to our determination that there was no practical manner by which to separate the terms of the equipment sale and facilities management contract. These transactions were adjusted during the fourth quarter of 2001 to reflect the proper accounting. We are continuing to discuss the accounting for these and certain earlier pre-Merger KMC transactions with KPMG.

     The other transaction occurring in the second quarter of 2001 involved a sale of equipment in which we recognized revenue in the three months ended June 30, 2001 of $31 million and gross margin of $5 million. We originally recorded the transaction on the basis of satisfying the criteria for a “bill and hold” transaction. We subsequently determined that these criteria had not been satisfied and the transaction should have been accounted for using long-term contract accounting and provided for that in the fourth quarter of 2001. For additional information regarding this transaction, see the section called “Legal Proceedings” presented later in this Current Report on Form 8-K.

     Qwest Dex, Inc (“Dex”). Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the deferral and amortization method, under which revenues and certain direct expenses were recognized over the lives of the directories, which up to that time were consistently 12 months. Effective as of the first quarter of 1999, Dex changed to the point of publication method of accounting, under which we recognized revenues and expenses at the time the directory was published. We received a preferability letter in support of this change in accounting policy from our auditors at that time, Arthur Andersen. This change in accounting principle was made to better align Dex revenue and expense recognition with the earnings process and to better reflect the operating activity of the business.

     We, in consultation with KPMG, have reassessed this method and have concluded based on that reassessment, comments we received from the SEC in August 2002 and our current practices, that a more appropriate method for recording directory revenues would be the deferral and amortization method of accounting. We will apply that method when we and KPMG have completed all of our analyses, as more fully described above. The change in accounting method for the publishing of our directories from the point of publication method to the deferral and amortization method will result in reductions in revenue and adjusted EBITDA in 1999, 2000 and 2001. The greatest impact is expected in 2001, where we expect to reduce both revenue and adjusted EBITDA by approximately $80 million (or 5.0% of reported directory services revenues). As a result of the elimination of seasonality that had arisen through the application of the point of publication method, both revenue and adjusted EBITDA are expected to increase during the six month periods ended June 30, 2002 and June 30, 2001. In addition, we believe this method will eliminate the need to make any further adjustment for the changes in the production schedules and lives of some of our directories in 2000 and 2001.

     Telecommunications Services. During 2000 and 2001, we received services from third party telecommunications providers and paid such providers but did not properly record the cost associated with such services. We are continuing to analyze these items to quantify the amount of these understated costs.

     Other Matters. Once we complete our analyses of other accounting policies and practices and our review of internal controls, we expect further adjustments will be required relating to prior periods. We have not completed sufficient analysis to quantify these adjustments.

     Qwest Corporation. Qwest Corporation is a reporting company under the Securities Exchange Act of 1934 as a result of having various series of debt securities registered under the Securities Act of 1933. It was required to file a quarterly report on Form 10-Q by August 19, 2002 following an automatic five-day extension. As a result of our ongoing analysis, we have not found that any of our disclosed misapplications of, or changes in, accounting policies require adjustments to the Qwest Corporation financial statements. However, until we complete our analysis of the nature, scope and impact of any potential adjustments to the Qwest Corporation financial statements, KPMG cannot complete its review of Qwest Corporation’s Form 10-Q for the second quarter.

     At this time we have not quantified any potential adjustments, nor determined what period or periods may be impacted. We are working with KPMG to complete our analysis as quickly as possible. Once we have determined whether or not an adjustment is required, including the scope and impact of any adjustment, we will promptly make the appropriate disclosure and filing.

CEO AND CFO STATEMENTS

     An order issued by the SEC in June 2002 requires the chief executive officer and chief financial officer of Qwest, and 944 other publicly traded companies, to state or assert (or to explain why they are unable to state) in a filing with the SEC that, to the best of their knowledge (based upon a review of the respective company’s annual report on Form 10-K for the most recent fiscal year and all reports on Form 10-Q, all reports on Current Report on Form 8-K and all definitive proxy materials of the company filed with the SEC after the Form 10-K and except as corrected or supplemented in a subsequent covered report), the covered reports (1) did not contain an untrue statement of material fact as of the end of the period covered by the respective report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed with the SEC) and (2) did not omit to state a material fact necessary to make the statements in the respective report, in light of the circumstances under which they were made, not misleading as of the end of the period covered by the report (or in the case of a report on Form 8-K or definitive proxy materials, as of the date on which it was filed). Our chief executive officer and chief financial officer joined the company in June 2002 and July 2002, respectively.

     These officers have explained in the sworn written statements, which they submitted to the SEC, that they were unable to make the statement specified in the SEC order because of the expected restatement of our financial statements, the ongoing analyses by us and KPMG of our accounting policies and practices and the ongoing investigation by the SEC.

REVIEW OF SECOND QUARTER FINANCIAL STATEMENTS

     KPMG has informed us that due to the identification of the adjustments that we believe we are required to make in our financial statements, the ongoing analyses by us and KPMG of our accounting policies and practices, analyses of our internal controls and the inability of our chief executive officer and chief financial officer to make the assertion referred to above, KPMG is not able to complete, as of the date of this Current Report on Form 8-K, all the procedures necessary to finalize its review of the financial statements to be included in the second quarter of 2002 report on Form 10-Q required by the regulations under the federal securities laws. When we file our Form 10-Q for the second quarter of 2002, we expect KPMG will have completed their review.

RESULTS OF OPERATIONS

Please refer to Exhibits 99.1, 99.2 and 99.3 attached to this Current Report on Form 8-K for our financial statements related to the discussion below.

Revenues

     Overview. We generate revenue from a variety of services and products. Business and consumer services revenues are derived principally from voice services such as basic monthly fees for telephone service, fees for calling services such as voice messaging and Caller ID, special access revenues from end-users buying local exchange capacity to support their private networks and inter- and intraLATA (local access and transport area) long-distance services. Also included in business and consumer services revenues are retail services such as Internet protocol (“IP”) (which includes, among other things, digital subscriber line (“DSL”), dedicated Internet access (“DIA”), virtual private networks (“VPN”), dial-up Internet access, professional services and Web hosting), other data services (including, among other things, traditional private lines, frame relay, integrated services digital network (“ISDN”) and asynchronous transfer mode (“ATM”)), optical capacity asset and IP equipment sales and wireless products and services. In addition, business services revenues includes payphone services and operator services. Wholesale services revenues include network transport, switching and billing services provided within our local service area (Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming) to interexchange carriers (“IXCs”), competitive local exchange carriers (“CLECs”) and wireless carriers. An IXC is a telecommunications company that provides long-distance services to end-users by handling calls that are made from a phone exchange in one LATA to an exchange in another LATA. CLECs are communications companies certified by a state Public Utility Commission or similar agency that provides local exchange services within a LATA, including LATAs within our local service area. Wholesale services revenues also include products and services such as voice, IP, data and optical capacity asset and IP equipment sales. Directory services revenues are generated primarily from selling advertising in our published directories. Network services revenues are derived primarily from the leasing of telephone poles. Other revenues include sub-lease rentals and other miscellaneous revenue items.

     Total operating revenues for the three and six months ended June 30, 2002 were $4.316 billion and $8.681 billion, respectively. Total operating revenues for the three and six months ended June 30, 2001 were $5.219 billion and $10.267 billion, respectively. The following table quantifies the major products and services categories that contributed to these changes.

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions)			Increase/			Increase/
Description	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & IP equipment sales	$—	$636	$(636)	$—	$1,148	$(1,148)
Local voice revenues	2,155	2,305	(150)	4,337	4,678	(341)
Long-distance voice revenues	554	635	(81)	1,122	1,275	(153)
IP and data revenues	1,009	1,035	(26)	2,021	2,014	7
Wireless products and services revenues	187	182	5	380	334	46
Directory services revenues	345	348	(3)	695	690	5
Other	66	78	(12)	126	128	(2)

	$4,316	$5,219	$(903)	$8,681	$10,267	$(1,586)

     Optical capacity asset (also known as indefeasible rights of use or “IRUs”) and IP equipment sales decreased as, in the case of IRUs, customers shifted away from network asset purchases to arrangements that would better satisfy their short-term needs and, in the case of certain IP equipment sales, one of our significant providers of services for our Internet dial platform substantially completed its network. Total local voice revenues were impacted by a decline of approximately 687,000 total access lines in use (including business and consumer access lines) from the end of the second quarter of 2001 to the end of the second quarter of 2002. In addition, total long-distance interLATA and intraLATA voice (“long-distance”) revenues declined primarily as a result of a decrease in minutes of use for the three and six months ended June 30, 2002 versus the three and six months ended June 30, 2001. Both the local voice revenue and long-distance revenue decreases were also significantly impacted by continued weakness in the telecommunications industry, the continued economic downturn (especially in our local service area) and competitive pressures from other telecommunications services providers in our local service area and nationally. Finally, part of our revenue decline in 2002 is attributable to a strategic decision on our part to de-emphasize certain low-margin products (such as wholesale international long-distance services, consumer long-distance services outside our local service area and certain customer premise equipment products). This de-emphasis on low margin products should have the impact of increasing our profitability while initially resulting in reduced revenues.

     Data and IP products and services decreased $26 million for the second quarter of 2002 versus the second quarter of 2001. The decline was attributable to the following results: (1) a $46 million decline in data customer premise equipment (“CPE”) sales as a result of reduced demand caused by economic conditions, (2) a $45 million decline caused by decreases in other data and IP products and services that individually were immaterial and (3) an increase of $66 million in sales of certain data and IP products and services such as DSL, DIA, dial-up Internet access and Web hosting that partially offset some of the decreases. For the six months ended June 30, 2002 versus the six months ended June 30, 2001, we experienced an increase in data and IP revenues of $7 million. This increase was primarily due to a $137 million increase in sales of certain data and IP products and services such as DSL, DIA, dial-up Internet access, VPN and Web hosting. This was almost entirely offset by declines in data CPE sales of $72 million (for the reasons stated above) and a decrease of $59 million in other data and IP products and services that individually were immaterial. The number of our DSL customers grew to approximately 508,000 during the second quarter of 2002, up 37% over the comparable quarter of 2001. Even with the decline in the second quarter of 2002, our data and IP products and services continued to increase as a percentage of our total revenues (excluding optical capacity asset and IP equipment sales of which there were none in 2002) going from 22.1% for the six months ended June 30, 2001 to 23.3% for the same period in 2002. This is primarily due to the overall decrease in recurring voice revenues and an increase in data and IP products and services revenues.

     Wireless products and services revenues grew as a result of adding over 115,000 wireless customers since the second quarter of 2001. However, our net number of subscribers for the second quarter of 2002 only grew slightly when compared to the number of subscribers at March 31, 2002. In addition, our monthly revenue per customer decreased from approximately $52.00 in the second quarter of 2001 to approximately $48.00 for the second quarter of 2002. The monthly revenue per customer decline from the second quarter of 2001 reflects the changes in some of our calling plans to include higher amounts of minutes at the same rates in response to competitive pressures, resulting in a reduction in per minute revenue for minutes in excess of the plans. We have also made a strategic decision to focus on our margins and cash flows in our wireless business through continued emphasis of our combined wireless and wireline service offerings. Although total revenue may decrease, our margins are expected to improve as a result of this decision. Revenues from these combined service offerings are reflected in our consumer services revenues. Within that category, however, we have shifted the revenue from our wireless products and services revenue figures to local voice revenues.

     Below is a table that presents our operating revenues by the various revenue line items on our condensed consolidated statement of operations.

	Three Months Ended June 30,

(Dollars in millions)	2002	% of Total	2001	% of Total	Increase/(Decrease)

Business services revenues	$1,551	35.9%	$1,657	31.7%	$(106)	(6.4)%
Consumer services revenues	1,410	32.7%	1,481	28.4%	(71)	(4.8)%
Wholesale services revenues	995	23.1%	1,699	32.6%	(704)	(41.4)%
Directory services revenues	345	8.0%	348	6.7%	(3)	(0.9)%
Network services and other revenues	15	0.3%	34	0.6%	(19)	(55.9)%

Total operating revenues	$4,316	100.0%	$5,219	100.0%	$(903)	(17.3)%

	Six Months Ended June 30,

(Dollars in millions)	2002	% of Total	2001	% of Total	Increase/(Decrease)

Business services revenues	$3,096	35.7%	$3,439	33.5%	$(343)	(10.0)%
Consumer services revenues	2,839	32.7%	2,944	28.7%	(105)	(3.6)%
Wholesale services revenues	2,016	23.2%	3,148	30.7%	(1,132)	(36.0)%
Directory services revenues	695	8.0%	690	6.7%	5	0.7%
Network services and other revenues	35	0.4%	46	0.4%	(11)	(23.9)%

Total operating revenues	$8,681	100.0%	$10,267	100.0%	$(1,586)	(15.4)%

     The following table shows a breakdown of revenues by categories of our major products and services for the three primary revenue line items.

	Business Services			Consumer Services			Wholesale Services

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30,			June 30,			June 30,
(Dollars in millions)			Increase/			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & IP equipment sales	$—	$69	$(69)	$—	$—	$—	$—	$567	$(567)
IP and data revenues	607	562	45	48	51	(3)	354	418	(64)
Long-distance voice revenues	219	226	(7)	99	164	(65)	236	244	(8)
Local voice revenues	689	759	(70)	1,091	1,103	(12)	372	444	(72)
Wireless products and services revenues	22	23	(1)	166	157	9	—	1	(1)
Other revenues	14	18	(4)	6	6	—	33	25	8

Total	$1,551	$1,657	$(106)	$1,410	$1,481	$(71)	$995	$1,699	$(704)

	Business Services			Consumer Services			Wholesale Services

	Six Months Ended			Six Months Ended			Six Months Ended
	June 30,			June 30,			June 30,
(Dollars in millions)			Increase/			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset & IP equipment sales	$—	$214	$(214)	$—	$—	$—	$—	$934	$(934)
IP and data revenues	1,199	1,118	81	98	100	(2)	723	788	(65)
Long-distance voice revenues	430	462	(32)	213	328	(115)	480	484	(4)
Local voice revenues	1,394	1,580	(186)	2,181	2,219	(38)	756	880	(124)
Wireless products and services revenues	43	42	1	337	290	47	—	—	—
Other revenues	30	23	7	10	7	3	57	62	(5)

Total	$3,096	$3,439	$(343)	$2,839	$2,944	$(105)	$2,016	$3,148	$(1,132)

     Business services revenues. Business services revenues are derived from voice, IP, data and wireless products and services provided to retail business customers. The decreases in business services revenues of $106 million and $343 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001 were attributable to the absence in 2002 of optical capacity asset sales which accounted for $69 million and $214 million of the change in business services revenues during the three and six months ended June 30, 2002, respectively. Optical capacity asset sales decreased as customers shifted away from network asset purchases to arrangements that would better satisfy their short-term needs. Also contributing to the decline were lower local voice and long-distance revenues of $77 million and $218 million, respectively, for the three and six months ended June 30, 2002. Local voice revenues declined by $70 million and $186 million for the three and six months ended June 30, 2002, respectively, versus the comparable periods in 2001. Long-distance revenues decreased $7 million and $32 million for the three and six months ended June 30, 2002, respectively, as compared to the three and six months ended June 30, 2001. These declines resulted from a weak regional and national economy, increased competition from various telecommunications providers and technology displacement. This resulted in a decrease in business access lines in use of 147,000 from June 30, 2001. Also included in the $218 million six-month decrease was a decline in our sales of telephone equipment and other voice-related CPE sold to businesses of $41 million primarily as a result of reduced demand and a strategic decision on our part to de-emphasize certain low-margin CPE products. In addition, operator services decreased by $22 million and payphone revenues declined by $17 million for the same six-month period. The decrease in operator services was caused principally by a decline in demand related to the downturn in the telecommunications industry and technology displacement while the decline in payphone revenues was due primarily to regulatory rate changes and technology displacement.

     Partially offsetting these decreases was an increase in sales of data and IP products and services. Excluding optical capacity asset sales (of which there were none during the three and six months ended June 30, 2002), data and IP revenues increased $45 million and $81 million in the three and six months ended June 30, 2002, respectively, versus the same period in 2001. Private line, dial-up Internet access, DSL and Web hosting contributed $63 million and $117 million, respectively, to the growth. Decreases in sales of data equipment we purchase for resale (such as routers) of $20 million and $42 million, respectively, offset some of the data and IP revenue increases. The reasons for the decline in our data equipment purchased for resale were reduced demand and a strategic decision on our part to de-emphasize certain low-margin resale products.

     The remaining change in business services revenues consists of numerous items that are individually immaterial to the total change in business services revenues.

     Consumer services revenues. Consumer services revenues are derived from sales of voice, IP and wireless products and services to the consumer market. Consumer services revenues decreased by $71 million and $105 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001. The declines were principally attributable to a decrease in our long-distance services both inside and outside our local service area of $65 million and $115 million for the three and six months ended June 30, 2002, respectively, compared to the same periods in 2001. This drop was primarily caused by a decrease in minutes of use as a result of a strategic decision to de-emphasize our lower-margin consumer long-distance voice service outside our local service area. Also contributing to the decline was a drop in our recurring voice revenues as a result of a decline in our consumer access lines in service of 540,000 since the end of the second quarter of 2001 and a shift in the sales of our enhanced service features (such as Caller ID, Call Waiting, 3-Way Calling and Voice Mail) from a high-margin stand-alone offering to a lower-margin offering as part of our bundled packages described below. Our recurring voice revenues were primarily affected by the weak economy in our local service area and competition from other telecommunications service providers. The decrease in our enhanced service features was also impacted by competition and the weak economy. Together, the decline in basic residential voice revenues and sales of unbundled enhanced service features resulted in decreases of $53 million and $112 million for the three and six months ended June 30, 2002, respectively, versus the comparable periods in 2001. Both the enhanced service features revenue and bundled packages revenue are included in our local voice services revenues.

     Partially offsetting these decreases was an increase in sales of our wireless products and services of $7 million and $49 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001. The changes were due to growth in the number of subscribers resulting in increased sales of wireless products and services. The increase in consumer wireless revenues for the second quarter of 2002 versus the second quarter of 2001 was offset somewhat by the decrease in the average revenue per subscriber from approximately $52.00 per month in the second quarter of 2001 to approximately $48.00 per month in the second quarter of 2002. In addition to the growth in our wireless revenue, sales of our bundled packages (which include the phone line and calling features) also increased. During the three and six months ended June 30, 2002, bundled package sales increased by $38 million and $84 million, respectively, over the same periods in 2001. Customers subscribing to Custom ChoiceSM, 2-Line Custom ChoiceSM and Popular ChoiceSM grew from almost 2.4 million at the end of the second quarter of 2001 to over 2.7 million at June 30, 2002.

     The remaining change in consumer services revenues consists of numerous items that are individually immaterial to the total change in consumer services revenues.

     Wholesale services revenues. Wholesale services revenues are derived from network transport, switching and billing services provided within our local service area to IXCs, CLECs and wireless carriers. We also provide wholesale products and services such as voice, IP and data products and services primarily to the same telecommunications customers. The decrease in wholesale services revenues of $704 million and $1.132 billion for the three and six month periods ended June 30, 2002, respectively, as compared to the same periods in 2001 was primarily attributable to an absence of optical capacity asset and certain IP equipment sales which accounted for $567 million and $934 million, respectively, of our wholesale services revenues decreases. The absence of optical capacity asset sales in the first half of 2002 was caused by customers shifting away from network asset purchases to arrangements that will better satisfy their short-term needs. The decline in IP equipment sales was primarily due to the substantial completion of the network of one of our significant providers of services for our Internet dial platform. In addition, our switched access revenues decreased by $47 million and $89 million for the three and six months ended June 30, 2002, respectively, versus comparable periods in 2001 principally as a result of (1) reduced minutes of use caused by the weak economy and its impact on demand for these services from our customers and (2) federal access reform that reduced the rates we can collect for these services. These reduced rates were somewhat offset by increased subscriber line charges. We believe both these trends will continue. Wholesale services revenues also declined due to a drop in co-location ($20 million and $35 million for the three and six months ended June 30, 2002, respectively, versus the same periods in 2001) and billing and collection revenues ($6 million and $17 million for the same three and six month periods, respectively) resulting from a reduction in the number of telecommunications providers caused by weakness in the telecommunications sector of the economy. Finally, our wholesale services revenues were also impacted by our decision to increase prices on certain services (such as wholesale international long-distance) to improve profitability. This had the effect of reducing the number of minutes of use by customers who purchased those services.

     The remaining change in wholesale services revenues consists of numerous items that are individually immaterial to the total change in wholesale services revenues.

     Directory services revenues. We have previously announced the proposed sale of all or part of the directory services business. If that sale is completed, the magnitude of any future decrease in revenues will be dependent on whether all or a portion is sold. Directory services revenues are derived primarily from selling advertising in our published directories. Directory services revenues for the three and six months ended June 30, 2002 declined by $3 million and increased by $5 million, respectively, compared to the same periods in 2001. During both periods, directory services revenues increased due to higher advertising rates. However, these rate increases were more than offset during the second quarter and partially offset in the six months ending June 30, 2002 by decreases of $13 million for the second quarter and $18 million for the six months ending June 30, 2002 primarily associated with the decision in 2001 to shorten the service lives of certain directories published in 2000 from 12 months to 11 months and extending the service lives of certain directories published in 2001 from 12 months to 13 months (13 months of revenue was recognized instead of 12). All books published during the three and six months ended June 30, 2002 had 12 month service lives.

     The directory services revenues of $348 million in the second quarter of 2001 were impacted by the following changes in certain directory service lives. As a result of adjustments to lengthen the service lives of certain directories in 2001, second quarter 2001 revenues were $13 million higher than if these service life adjustments were not made. The $13 million increase resulted from the service lives of 15 directories that were lengthened from 12 months to 13 months in the second quarter of 2001 (13 months of revenue was recognized instead of 12).

     The directory services revenues of $690 million for the six months ended June 30, 2001 were impacted by the following changes in certain directory service lives. As a result of adjustments to change the service lives of certain directories in 2001, revenues for the six months ending June 30, 2001 were $18 million higher than if these service life adjustments were not made. The $18 million increase was the result of netting a $1 million decrease to 2001 revenues as a result of the decision in 2001 to shorten the service lives of six 2000 issues from 12 months to 11 months (the 2001 issue was published a month earlier than the 2000 issue) and a $19 million increase to 2001 revenues as a result of lengthening the service lives of certain directories in 2001. Revenues for the six months ended June 30, 2001 were $19 million higher as a result of lengthening the service lives of 16 directories from 12 months to 13 months in 2001 (13 months of revenue was recognized instead of 12).

     The impact of the change in accounting methods for the publishing of our directories from the point of publication method to the deferral and amortization method is presented in the section called “Restatement of Results” of this Current Report on Form 8-K.

     Network services and other revenues. Network services and other revenues are generated primarily by leases of telephone poles, sub-rentals of office space and other miscellaneous revenues. Network services and other revenues were $15 million and $35 million for the three and six months ended June 30, 2002, respectively, and $34 million and $46 million for the three and six months ended June 30, 2001, respectively.

Operating Expenses

     Overview. Cost of sales includes the following costs directly attributable to our products or services: salaries and wages, benefits, materials and supplies, contracted engineering services, network access costs, computer systems support and the cost of products sold. Selling, general and administrative (“SG&A”) expenses include salaries and wages not directly attributable to our products or services, benefits, sales commissions, bad debt charges, rent for administrative space, advertising, professional service fees, computer systems support and taxes other than income taxes. Below is a detailed analysis of the year-over-year variances for cost of sales and SG&A and a discussion of certain aggregate items.

     Cost of sales. The following table shows a breakdown of cost of sales by major component:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in millions)			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)

Optical capacity asset and IP equipment sales costs	$—	$253	$(253)	$—	$500	$(500)
Facility costs	784	705	79	1,491	1,288	203
Network costs	111	136	(25)	224	290	(66)
Employee-related costs	508	504	4	1,034	1,064	(30)
Other non-employee costs	241	250	(9)	468	501	(33)

Total	$1,644	$1,848	$(204)	$3,217	$3,643	$(426)

     Cost of sales decreased $204 million and $426 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001. The decreases in facilities costs were primarily attributable to the absence in 2002 of optical capacity asset and certain IP equipment sales resulting in a reduction of cost of sales of $253 million and $500 million for the three and six months, respectively. Facilities costs include charges associated with access services purchased from other telecommunications companies such as leased access services (leased lines and access charges) from other carriers and these are the subject of our ongoing analysis. See the section called “Restatement of Results” of this Current Report on Form 8-K for information about our analysis of certain understatements of these costs. Our network costs, such as new installation contract work and transmission costs, declined $25 million and $66 million for the same three and six-month periods, respectively, due to a drop in demand for products and services caused by the weak local and national economies. In addition, employee-related costs for the three and six months ended June 30, 2002 were flat and decreased by $30 million, respectively, versus the comparable periods in 2001. Employee-related costs, excluding capitalized salaries and wages and pension credits, decreased by $101 million and $225 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001, primarily as a result of lower employee levels associated with terminations following the Merger and subsequent restructuring plans and lower overtime due to decreased demand for services caused by the weak economy. Partially offsetting these decreases in employee-related costs were increases of $62 million and $112 million for the three and six months ended June 30, 2002, respectively, as compared to the same periods in 2001, in expensed salaries and wages (because of reduced work on construction projects and a corresponding shift of employee work to activities for which we do not capitalize their salaries and wages) and that portion of the total pension credit (net of other post-retirement benefits) included in cost of sales being lower by approximately $43 million and $83 million, respectively. Also, there was a $44 million and $200 million increase for the three and six months ended June 30, 2002, respectively, in facilities costs associated with the new product platforms introduced in 2001 (such as our Internet dial, hosting infrastructure and managed wavelength service) when compared to the same periods in 2001.

     Cost of sales, as a percent of revenues, increased to 38.1% and 37.1% for the three and six months ended June 30, 2002 as compared to 35.4% and 35.5% for the three and six months ended June 30, 2001. The 2001 percentages were impacted by the optical capacity asset sales and certain IP equipment sales. In addition, the change was attributable to costs incurred for the new product platforms where there has not yet been a corresponding proportional increase in revenues, higher proportional expensed salaries and wages and a reduction in the net pension credit.

     SG&A. The following table shows a breakdown of SG&A by major component:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in millions)			Increase/			Increase/
Services & products:	2002	2001	(Decrease)	2002	2001	(Decrease)

Property and other tax expense	$142	$69	$73	$270	$194	$76
Bad debt expense	321	123	198	437	250	187
Impairment loss	97	—	97	97	—	97
Non-employee related costs	390	249	141	742	493	249
Employee related costs	749	901	(152)	1,492	1,663	(171)

Total	$1,699	$1,342	$357	$3,038	$2,600	$438

     SG&A for the three months ended June 30, 2002 increased $357 million over the same period in 2001. The quarterly increase in SG&A expenses was primarily attributable to an increase in our bad debt reserve of $198 million and a $97 million charge associated with a fair market value adjustment for certain assets held for sale as of June 30, 2002 (to reflect a decrease in the carrying value of these assets to market value). The bad debt expense included a $194 million charge related to the bankruptcy filing of WorldCom, Inc. (“WorldCom”). In addition, SG&A changed as a result of a $73 million increase in property and other tax expenses primarily due to the increase in property as a result of our 2001 capital expenditures (which began being taxed in 2002) and a decline in property taxes in 2001 associated with lower than expected property tax assessments, an increase of $48 million in certain legal contingencies and a $31 million decrease in the pension credit (net of other post-employment benefits) included in SG&A. Partially offsetting these increases was a $183 million decrease in employee costs (excluding the net pension credit) primarily attributable to a reduction in the number of employees and contractors.

     SG&A for the six months ended June 30, 2002 increased $438 million as compared to the same period in 2001. In addition to the items discussed in the immediately preceding paragraph, an increase of $43 million was also attributable to costs associated with the integration of various computer systems.

     SG&A expenses, as a percentage of revenues, increased to 39.4% for the three months ended June 30, 2002 as compared to 25.7% for the three months ended June 30, 2001. SG&A expenses, as a percentage of revenues, increased to 35.0% for the six months ended June 30, 2002 as compared to 25.3% for the six months ended June 30, 2001. The percentage increases were primarily attributable to lower operating revenue, higher bad debt expense, a fair market value charge for assets held for sale, an increase in certain legal contingency accruals, an increase in property tax expense and a lower net pension credit.

     Aggregate items. The total pension credit, net of other post-retirement benefits for the three and six months ended June 30, 2002 was $11 million ($7 million after-tax or less than a penny per diluted share) and $25 million ($15 million after-tax or $0.01 per diluted share), respectively. For the three and six months ended June 30, 2001 the net pension credit was $85 million ($53 million after-tax or $0.03 per diluted share) and $169 million ($105 million after-tax or $0.06 per diluted share), respectively. The decrease in the total net pension credit was associated with the volatile equity market conditions in 2001 and 2000, scheduled pension benefit increases required under union contracts and rising health care rates (relating to post-retirement benefits).

     In April 2002, we announced that we expect to reduce our current workforce by an additional 2,000 employees through attrition and layoffs. These actions are the result of continued business process improvements, continuing weakness in both the telecommunications sector and the regional economy in our 14-state local service area and increased competitive pressure. Although we do not expect to incur any significant costs associated with these actions and do not expect to record any liabilities related to workforce reductions beyond the current obligations associated with previous workforce reductions in our condensed consolidated financial statements, no such assurances can be given.

LIQUIDITY AND CAPITAL RESOURCES

Please refer to Exhibits 99.1, 99.2 and 99.3 attached to this Current Report on Form 8-K for our financial statements related to the discussion below.

     Operating Activities. The decline in cash provided by operating activities of $812 million for the six months ended June 30, 2002 versus the comparable period in 2001 was the result of a decrease in operating revenues of $1.586 billion and an increase in interest expense. These decreases were partially offset by changes in working capital items. The following table illustrates the changes in working capital items impacting operating cash flow for the six months ended June 30, 2002 and 2001.

	Cash Flow Impact for
	the Six Months Ended
(Dollars in millions)	June 30,
			Increase/
	2002	2001	(Decrease)

Net loss	$(1,834)	$(3,352)
Adjustments:
Depreciation and amortization	2,300	2,630
Non-cash Merger-related charges	(1)	479
Loss on sale of investments and fair market value adjustments — net	26	—
Provision for bad debts	435	252
Asset impairment charge	1,333	3,247
Equity loss on investments	155	47
Deferred income taxes	(78)	643
(Gain) loss on early retirement of debt — net	(6)	65

Net income after non-cash items	$2,330	$4,011	$(1,681)
Changes in operating assets and liabilities:
Accounts receivable	230	(857)	1,087
Inventory	39	(74)	113
Prepaid and other current assets	16	(145)	161
Accounts payable, accrued expenses and advance billings	(718)	2	(720)
Restructuring and Merger-related reserves	(251)	(330)	79
Other	19	(130)	149

Cash provided by operating activities	$1,665	$2,477	$(812)

     During 2002, accounts receivable decreased in conjunction with increased cash collection efforts on our part, coupled with a decrease in billings from a reduction of revenue. Inventory declined in 2002 as we reduced our purchases and utilized current inventory to meet operational demands. The decline in prepaid assets primarily related to the amortization in 2002 of 2001 prepaid maintenance contracts and the expiration of certain of these contracts in 2002, many of which were not renewed. We experienced a lower cash flow in the current period as a result of increased cash outflow primarily associated with accrued expense payments, which were made in 2002 associated with accrued facilities costs and amounts which were paid against restructuring reserves in 2001 associated with our downsizing efforts.

     We are considering ways to improve operating cash flow by focusing on opportunities to reduce payments associated with certain underperforming or non-strategic product lines and operating units. Certain of these product lines include unconditional purchase obligations of Qwest. Targeted product lines or operations have been preliminarily estimated at $1 billion; however no assurance can be given as to what, if any, portion of this can be reduced.

     Investing Activities. Total capital expenditures were $1.814 billion and $5.559 billion for the six months ended June 30, 2002 and 2001, respectively. Capital expenditures in 2002 have been focused primarily on maintenance of our network and re-entry into the interLATA long-distance market within our local service area. Included in the 2002 capital expenditures were $254 million of assets acquired as part of a synthetic lease retirement completed in the first quarter of 2002 (described below).

     Our current guidance for 2002 capital expenditures ranges from $3.0 billion to $3.1 billion (this does not give effect to the payment for the assets acquired in the synthetic lease retirement described below).

     Financing Activities. During the second quarter of 2002 we generated $320 million in positive free-cash flow. We use “free-cash flow” to refer to cash provided by operating activities less cash paid for capital expenditures. This reflects our reduced capital investment and continued management of working capital. The cash flow in this period was also impacted by $212 million in income tax refunds received in the second quarter of 2002 and reduced scheduled cash interest payments. For the six months ended June 30, 2002 we had negative free-cash flow of $149 million. Assuming that the proposed sale of Dex discussed below is not completed before year end, we expect to be free-cash flow positive for 2002. The type and timing of our efforts to de-lever our balance sheet may affect our ability to remain free-cash flow positive over the long-term.

     Cash provided by financing activities was $532 million and $3.425 billion for the six months ended June 30, 2002 and 2001, respectively. In 2002 and 2001, we increased long-term borrowings to repay outstanding commercial paper and current maturities of long-term borrowings. During the first quarter of 2001, we reacquired 22.22 million shares of our common stock from BellSouth Corporation for $1.0 billion.

     In March 2001, we completed a cash tender offer to buy back certain outstanding debt. In the tender offer, we repurchased approximately $995 million in principal ($1.2 billion in face value) of outstanding debt. As a result of the repurchase, we incurred $106 million in premium payments ($65 million after reduction of $41 million in tax benefits).

     Until February 2002, we maintained commercial paper programs to finance short-term operating cash needs of the business. We had a $4.0 billion syndicated credit facility available to support our commercial paper programs. As a result of reduced demand for our commercial paper, we borrowed the full amount under this facility in February 2002 and used most of the proceeds to repay commercial paper. After repaying the commercial paper, we had approximately $800 million of proceeds remaining that was used to pay current maturities under short-term notes, long-term borrowings and capital lease obligations and to fund operations until we became free-cash flow positive. Our debt, net of excess unapplied cash, increased by $69 million as of June 30, 2002 when compared to December 31, 2001 because some of the syndicated credit facility proceeds were used to fund operations during the first quarter as well as to purchase property subject to synthetic lease arrangements. See the discussion below for additional information on our terminated synthetic lease arrangements.

     In March 2002, we amended the syndicated credit facility and subsequently converted the balance of the facility into a one-year term loan that will be due May 2003. As part of the amendment, we (i) increased the maximum debt-to-Consolidated EBITDA ratio from 3.75-to-1 to 4.25-to-1 through the quarter ending

September 30, 2002, decreasing to 4.0-to-1 beginning December 31, 2002, and (ii) agreed to use a portion of net proceeds from future sales of assets and capital market transactions, including the issuance of debt and equity securities, to prepay the bank loan until the outstanding loan is $2.0 billion or less. “Consolidated EBITDA” as defined in the credit facility means, for any period, our net income (excluding the effect of (x) equity gains or losses in unconsolidated persons, (y) any preferred dividend income and any extraordinary or other non-recurring non-cash gain or loss and (z) any gain or loss on the disposition of assets), plus, to the extent deducted in determining the adjusted net income, the aggregate amount of (i) interest expense, (ii) income tax expense and (iii) depreciation, amortization and other non-cash charges, minus, to the extent included in the adjusted net income figure, the aggregate amount of (a) interest income and (b) income tax benefits.

     The amount drawn down under the $4 billion syndicated credit facility was initially distributed between two wholly-owned subsidiaries of Qwest – Qwest Capital Funding (“QCF”) and Qwest Corporation — with $3 billion assigned to QCF and $1 billion assigned to Qwest Corporation. In March 2002, Qwest Corporation issued $1.5 billion in bonds with a ten-year maturity and an 8.875% interest rate (which increased to 9.125% from August 9 to August 14, 2002 due to Qwest Corporation not filing a registration statement until August 14, 2002). Following the amendment of the syndicated credit facility agreement, Qwest Corporation paid approximately $608 million of the proceeds from its March 2002 bond offering to reduce the total amount outstanding under the syndicated credit facility. Following the repayment and a redistribution of the amounts outstanding between QCF and Qwest Corporation, the syndicated credit facility had $3.39 billion outstanding as of March 31, 2002, all of which was assigned to QCF. The remaining net proceeds from the Qwest Corporation bonds were contributed by Qwest Corporation to its subsidiary, Qwest Wireless, LLC, and used by Qwest Wireless to repay short-term obligations owing to QCF. QCF used the majority of these funds to repay current maturities of long-term borrowings of Qwest. Prior to June 30, 2002, QCF placed $750 million in escrow for the repayment of the current maturities in July. This cash was restricted as of June 30, 2002 and under the amended syndicated facility, it reduced outstanding debt for purposes of compliance with the financial covenants.

     We have informed the administrative agent bank under our syndicated credit facility that we are in compliance with the financial covenants in the credit facility, and we are in compliance with the financial covenants in our indentures, each as of June 30, 2002.

     On August 8, 2002 we announced we are in discussions with Bank of America, the administrative agent for our syndicated credit facility, about amending the current facility. On August 14, 2002 we and the administrative agent approached the credit facility lenders to seek approval for an amendment that would, among other things, extend the maturity of the credit facility and modify the financial covenants. Approval of the proposed amendment will require a 100% approval vote from the lenders.

     Based on our expectations for the remainder of 2002, we must complete the amendment of the syndicated credit facility or obtain waivers from the banks prior to September 30, 2002. Unless we accomplish one of these alternatives, we anticipate we will fail to satisfy the financial covenants under the syndicated credit facility as of the end of the third quarter.

     The credit ratings for Qwest and QCF were lowered in February, March, April and May 2002. In July 2002, Fitch Ratings (“Fitch”), Standard and Poor’s (“S&P”) and Moody’s Investor Service (“Moody’s”) reduced the credit ratings for Qwest and QCF to B, B+ and B2, respectively. These ratings were five levels below investment grade for Fitch and Moody’s and four levels below investment grade in the case of S&P. In addition, Fitch, S&P and Moody’s also reduced their ratings for Qwest Corporation to B, B+ and Ba3, respectively. These ratings were five levels below investment grade for Fitch, four levels below investment grade for S&P and three levels below investment grade for Moody’s. On August 12, 2002, Fitch further reduced its credit rating for Qwest and QCF to CCC+. This rating is seven levels below investment grade.

     Prior to 2002, we entered into structured finance transactions under which we agreed to lease from unrelated parties certain real estate properties, including corporate offices, network operations centers and Web hosting centers (CyberCentersSM). These are referred to as synthetic lease facilities. These leases had terms of six years and were accounted for as operating leases. In March 2002, we paid the full amount necessary to acquire all properties subject to the synthetic lease agreements and terminated these agreements.

The purchase price of all such properties was approximately $254 million. As a result of the purchase, the loan commitments totaling $382 million were terminated and we are no longer liable for our residual value guarantees of up to $228 million that were only applicable if the leases expired at the end of their term.

     During the first quarter of 2002, we repurchased, through direct exchange transactions, $97 million in face amount of debt issued by QCF and guaranteed by Qwest. In exchange for the debt, we issued approximately 9.9 million shares of our common stock out of treasury. The closing prices for our shares at the time the exchange transactions were consummated ranged from $8.29 per share to $9.18 per share and the weighted average cost of the stock issued from treasury was $42.53 per share. As a result of these transactions, we recorded a $9 million gain ($6 million on an after-tax basis).

     As a result of the settlement reached with CSX Transportation, Inc. (“CSXT”), we paid CSXT $44 million on July 1, 2002 and will pay $22 million on January 1, 2003. For a discussion of the benefits we will receive, see the section titled “Contingencies” below.

     We intend to de-lever our balance sheet during 2002 by selling assets, possibly including, without limitation, wireless assets, access lines, Dex, our applications service provider business and other non-core assets. There can be no assurance that we can successfully complete any of these efforts or that any of these will be completed before the end of the third quarter of 2002.

     During the second quarter of 2002, we began actively pursuing the sale of our directories business. After receiving offers from multiple bidders, we narrowed the potential buyers. The structure of the transaction could take two possible forms. One option results in the sale of only a portion of the directory business. The other possibility would result in a staged sale of the entire business over a period of up to a year. In this alternative we expect we could complete the first stage by year end when all approvals for the first stage are expected to be received. The second stage would not be completed until the remaining necessary state regulatory approvals have been granted. There can be no assurance that we can complete either transactions on a timely basis or on terms satisfactory to us.

     On August 1, 2002 we signed an agreement to transfer to Corio, Inc. all of the application service provider (“ASP”) assets of Qwest CyberSolutions LLC (“QCS”), a subsidiary of Qwest, in order to exit our non-strategic ASP business. We are seeking to complete the sale by the end of August 2002. Completion of the transaction is conditioned upon certain assurances that an audit of the financial statements of the business can be completed and other customary closing conditions. The book value of the net assets to be sold (total assets less total liabilities) were $45 million and $42 million as of June 30, 2002 and December 31, 2001, respectively.

     As a result of the ongoing analysis and expected restatement, we expect we will be unable to take advantage of certain options we were pursuing, such as issuing equity-based securities. We had filed a shelf registration statement in February covering $2.5 billion of debt and equity securities. However, we now plan to suspend our efforts to get this registration statement effective until we have completed our analysis, described above in the section called “Restatement of Results” in this Current Report on Form 8-K.

     On August 8, 2002, we announced that Banc of America Securities LLC has agreed to act as the arranger and book runner for a proposed Senior Secured Credit Facility at Dex. This facility is expected to be in an amount of $500 million or more. We have obtained a commitment from an affiliate of Bank of America for $200 million of this proposed new facility. This facility is subject to completion of the amendment of the existing syndicated credit facility and other customary closing conditions for a facility of this type, including parties entering into definitive agreements. We believe we will be able to complete the new facility and the amendment of our existing credit facility in the third quarter. However, there can be no assurance that either can be completed in that time frame or on terms satisfactory to us.

     Upon completion of both the amendment of our current syndicated credit facility and the proposed new senior secured facility at Qwest Dex, we believe that cash flow from operations and available debt financing will be sufficient to satisfy our anticipated cash requirements for operations for the next 12 months.

     Financial Position. Total assets decreased by $1.472 billion from December 31, 2001 to June 30, 2002. The change was primarily attributable to a $1.347 billion reduction in our investments and a decrease in our net accounts receivable of $677 million. Partially offsetting the decrease was an increase in cash of $442 million. The decrease in investments was caused primarily by the $1.202 billion write-down of our KPNQwest investment for an other than temporary decline in value and our share of KPNQwest’s net loss for the first quarter of 2002 of $130 million. The carrying value of our KPNQwest investment was reduced to zero as a result of KPNQwest’s declaration of bankruptcy during the second quarter of 2002. Net accounts receivable decreased as a result of reduced revenues (in particular, the lack of optical capacity asset and IP equipment sales), an increase in our bad debt reserve (primarily due to the bankruptcy filing of WorldCom) and improved collections. The growth in cash was due to borrowings completed in the first quarter of 2002, the proceeds of which were to be used to retire short-term borrowings. Some of the short-term borrowings had not matured as of June 30, 2002 resulting in the increase in cash on hand at the end of the second quarter of 2002 as compared to December 31, 2001. We also restricted $750 million in cash for the repayment of current maturities of long-term borrowings in July 2002.

     Our current liabilities increased by $150 million. This was principally due to an increase of $1.088 billion relating to our short-term borrowings associated with amounts borrowed under our syndicated credit facility (see the section called “Financing Activities” of “Liquidity and Capital Resources” in this Current Report on Form 8-K for additional information concerning our syndicated credit facility). This was partially offset by a decline of $698 million in accrued expenses. The decrease in accrued expenses was primarily due to a decline in our Merger-related and restructuring reserves (as we made payments against these accruals) and a drop in our accrued payroll (due primarily to the decrease in the number of employees). In addition, a decrease of $239 million in accounts payable also helped to partially offset the overall increase in current liabilities. The decline in accounts payable resulted primarily from slower spending associated with various corporate initiatives and lower capital expenditures.

     Stockholders’ equity decreased $1.757 billion from December 31, 2001 to June 30, 2002. The decline was due primarily to the net loss for the six months ended June 30, 2002 of $1.834 billion. Changes in additional paid-in capital and treasury stock were primarily the result of the early retirement of $97 million in face value of debt discussed previously in the “Financing Activities” portion of this section.

RISK MANAGEMENT

     We are exposed to market risks arising from changes in interest rates. The objective of our interest rate risk management program is to manage the level and volatility of our interest expense. We may employ derivative financial instruments to manage our interest rate risk exposure. At June 30, 2002, we did not hold any derivative instruments other than for hedging purposes.

     As of June 30, 2002 and December 31, 2001, approximately $3.7 billion and $3.6 billion, respectively, of floating-rate debt was exposed to changes in interest rates. This exposure is linked to commercial paper rates and London Interbank Offered Rates (“LIBOR”). A hypothetical increase of one-percentage point in commercial paper rates and LIBOR would increase annual pre-tax interest expense by $37 million and $36 million as of June 30, 2002 and December 31, 2001, respectively. As of June 30, 2002 and December 31, 2001, we also had approximately $2.2 billion and $1.2 billion, respectively, of long-term fixed rate debt obligations maturing in the following 12 months. Any new debt obtained to refinance this debt would be exposed to changes in interest rates. If we had to refinance our long-term fixed rate obligations within the next 12 months, given the current status of our credit ratings, our interest rates would increase significantly and that would have a material impact on our earnings. We had $20.4 billion and $20.2 billion of long-term fixed rate debt at June 30, 2002 and December 31, 2001, respectively. A 1% increase in market interest rates would result in a decrease in the fair value of these instruments of $627 million and $1.1 billion at June 30, 2002 and December 31, 2001, respectively. A decrease of 1% in market interest rates would result in an increase in the fair value of these instruments of $693 million and $1.2 billion at June 30, 2002 and December 31, 2001, respectively.

UPDATE ON IMPAIRMENT CHARGES

     Goodwill Impairment. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” This statement addresses financial accounting and reporting for intangible assets (excluding goodwill) acquired individually or with a group of other assets at the time of their acquisition. It also addresses financial accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. Intangible assets (excluding goodwill) acquired outside of a business combination will be initially recorded at their estimated fair value. If the intangible asset has a finite useful life, it will be amortized over that life. Intangible assets with an indefinite life are not amortized. Both types of intangible assets will be reviewed annually for impairment and a loss recorded when the asset’s carrying value exceeds its estimated fair value. The impairment test for intangible assets consists of comparing the fair value of the intangible asset to its carrying value. Fair value for goodwill and intangible assets is determined based upon discounted cash flows and appraised values. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized. Goodwill will be treated similar to an intangible asset with an indefinite life. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. As required, we adopted SFAS No. 142 effective January 1, 2002. The adoption of SFAS No. 142 will reduce our amortization expense by approximately $900 million annually, beginning January 1, 2002. Because goodwill amortization expense is non-deductible for tax purposes, the impact on net income should be an increase of approximately $900 million.

     Upon adoption of SFAS No. 142, the carrying value of goodwill is evaluated based upon its current fair value as if the purchase price allocation occurred on January 1, 2002. We continue to evaluate the impact of adopting this portion of the standard. We have previously disclosed the estimated impairment to be in the range of $20 to $30 billion. The methodology used to calculate the range is being evaluated by our new auditors, KPMG LLP. As a result of that re-evaluation, step 1 of the transitional goodwill impairment test is not complete as of the date of this filing. We anticipate that such re-evaluation will be completed by September 30, 2002. When we file our Form 10-Q for the second quarter, we will have completed step 1 of the transitional goodwill impairment test and the financial statements included in that Form 10-Q will reflect the completion of such test. Until that time, we are not in a position to give a changed estimate or update the prior disclosure of the estimated impairment.

     Network Impairment. During the second quarter of 2002, pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we began an evaluation of the recoverability of the long-lived assets of our traditional telephone network and global fiber optic broadband network. We undertook this analysis due to recurring operating losses, a downward revision in April 2002 of our expected future results and the general deterioration of the telecommunications market. Although this evaluation has not yet been completed, we expect to record charges in the third quarter of 2002 to write-down certain network assets to their estimated fair market value. These write-downs will reduce operating income in the third quarter of 2002 and will result in a reduction of future depreciation expense.

COMMITMENTS AND CONTINGENCIES

Commitments

     Unconditional purchase obligations. We have entered into several unconditional purchase obligation agreements such as take-or-pay and minimum usage contracts. Included in our unconditional purchase obligations are agreements with IXCs and third-party vendors that require us to maintain minimum monthly and/or annual billings based on usage. The minimum usage contracts primarily relate to Internet protocol (“IP”) and data services such as dial-up Internet access, dedicated Internet access, voice over IP services, traditional private lines, local access and asynchronous transfer mode services. Despite current market conditions, we believe we will meet substantially all remaining minimum usage commitments based on our projected results for 2002.

     We also have certain agreements with third-party vendors that require payments that are unconditional. Included in these agreements were unconditional commitments to purchase facilities management services from other telecommunications companies including KMC and Calpoint LLC (“Calpoint”). Under these facilities management service obligations, our future minimum obligations were approximately $1.103 billion as of June 30, 2002. Our total unconditional purchase obligations as of June 30, 2002 and December 31, 2001 were approximately $2.528 billion and $3.008 billion, respectively. The decrease since the end of the year resulted from payments under the contracts and the renegotiation of certain contracts because the current weakness in the local and national economies has made it unrealistic for us to utilize the minimum amounts required under these agreements.

     In the event that requirements are not met, appropriate charges will be recorded. We have reflected in our financial statements the financial impact of all current, unmet minimum usage requirements and unconditional purchase obligations.

Contingencies

     The following disclosure is intended as a supplement to our disclosures in Note 6 and Item 1 to our Form 10-Q, filed for the quarter ended March 31, 2002, and only purports to disclose those legal contingency matters for which there was a material change since the last reporting period.

     Legal Proceedings. On April 3, 2002, the SEC issued an order of investigation that made formal the informal investigation initiated on March 8, 2002. The investigation includes inquiry into (1) our sales of optical capacity assets, particularly with respect to contemporaneous transactions, (2) sales of equipment to companies from which we then bought Internet services or to which we contributed equity financing, including sales to KMC and Calpoint, and (3) Dex, particularly changes in the production schedules and lives of some of our directories. In addition, we informed the SEC about two additional equipment sale transactions that we determined were originally recorded in error. In the first transaction, we recorded the revenue and profit from this transaction in the third quarter of 2000. When we determined in early 2002 that there had been an inappropriate separation of the sale of equipment from the provision of services to the customer, we adjusted for the recognition of the revenue in the fourth quarter of 2001 and commenced recognizing the revenue over the remaining life of the five-year services agreement. As described above under the section called “Restatement of Results” in this Current Report on Form 8-K, in the second transaction, we recognized revenue and profit on this transaction in the second quarter of 2001. We subsequently determined that the transaction had been incorrectly recorded as a “bill and hold” transaction because we had not received any payments for the equipment and there was no binding obligation to pay in 2001, despite documentation to the contrary; and Qwest has taken disciplinary actions against the employees responsible for the improper documentation. We therefore adjusted for the recognition of revenue in the fourth quarter of 2001. At that time, we also determined that the transaction should be accounted for using long-term contract accounting. We have subsequently determined that recognition of revenue and profit must be adjusted for the second quarter of 2001. We are continuing to analyze the accounting treatment for these transactions with KPMG.

     We are fully cooperating with the SEC in its investigation. However, if the SEC were to require a restatement of earnings for prior periods (including 2000, 2001 or 2002), any adjustment of all, or substantially all, revenue for optical capacity asset sales will have a material affect on our reported operating income, net income or earnings per share.

     On July 9, 2002, we were informed by the U. S. Attorney’s Office for the District of Colorado of a criminal investigation of the Company. We believe the U.S. Attorney’s Office is investigating various matters that are also the subjects of the investigation by the Denver Regional Office of the SEC. We are cooperating fully with the U.S. Attorney’s Office.

     In April 1999, CSX Transportation, Inc. (“CSXT”) filed a complaint in federal district court in Jacksonville, Florida against us seeking damages for an alleged breach of a 1995 contract. We asserted counterclaims against CSXT alleging that CSXT fraudulently induced a 1999 settlement agreement regarding defense and indemnity obligations between the parties, and alleging that CSXT breached the 1995 agreement. On May 12, 2002, we and CSXT reached a settlement of our respective claims. The settlement, which was memorialized in a definitive agreement and executed on July 1, 2002, includes the following terms, among others: (i) Qwest will have full use of, including the ability to sell, approximately 3,100 miles of existing conduit installed by Qwest in CSXT’s rights-of-way without any further payments to CSXT during the current contract period that expires in the year 2020; (ii) Qwest paid CSXT $44 million on July 1, 2002 and will pay $22 million on January 1, 2003; and (iii) the dismissal of the lawsuit with prejudice upon Qwest’s payment of the second settlement payment in January 2003.

     As previously disclosed in our quarterly report on Form 10Q for the quarter ended March 31, 2002, since July 27, 2001 approximately thirteen putative class action complaints have been filed in federal district court in Colorado against us alleging violations of the federal securities laws. One of those cases has been dismissed. By court order, all remaining putative class action complaints have been consolidated into a consolidated securities action (the “consolidated securities action”). Plaintiffs in the consolidated securities action name, among others, as defendants in the Third Consolidated Amended Class Action Complaint (“Third Consolidated Complaint”), which was filed on May 1, 2002, us, our then Chairman and Chief Executive Officer, Joseph P. Nacchio, our then Chief Financial Officer, Robin R. Szeliga, Afshin Mohebbi and Robert S. Woodruff. The Third Consolidated Complaint is purportedly brought on behalf of purchasers of our publicly traded securities between January 16, 2000 and February 14, 2002, and alleges, among other things, that during the putative class period, Qwest and certain of the individual defendants made materially false statements regarding the results of operations in violation of section 10(b) of the Securities Exchange Act of 1934 (“Exchange Act”), that certain of the individual defendants are liable as control persons under section 20(a) of the Exchange Act, and that during the putative class period, certain of the individual defendants sold shares of our common stock in violation of section 20A of the Exchange Act. The Third Consolidated Complaint also alleges that our financial results during the putative class period and statements regarding those results were false and misleading due to the alleged: (i) overstatement of revenue, (ii) understatement of costs, (iii) manipulation of employee benefits in order to increase profitability, (iv) misstatement of certain assets and liabilities, (v) failure to disclose four transactions between us and KMC and (vi) failure to disclose unspecified transactions with Calpoint that were similar in nature to the transactions alleged involving KMC. The Third Consolidated Complaint seeks unspecified compensatory damages and other relief.

     On May 24, 2002, plaintiffs in the consolidated securities action lodged a Fourth Consolidated Amended Class Action Complaint (“Fourth Consolidated Complaint”) against us, Joseph P. Nacchio, Robin R. Szeliga, several other former and present officers and/or directors of Qwest and others on behalf of purchasers of our publicly traded securities between May 24, 1999 and February 14, 2002. The Fourth Consolidated Complaint (the filing of which is awaiting court approval) makes the same claims as are alleged in the Third Consolidated Complaint, and in addition alleges that Qwest and certain of the individual defendants violated Section 11 of the Securities Act of 1933, as amended (the “1933 Act”) and that certain of the individual defendants are liable as control persons under Section 15 of the 1933 Act by preparing and disseminating false registration statements and prospectuses for: (1) the registration of 897,907,706 shares of Qwest common stock to be issued to US WEST shareholders dated June 21, 1999, as amended August 13, 1999 and September 17, 1999; (2) the exchange of $3.25 billion of Qwest notes dated July 12, 2001; and (3) the exchange of $3.75 billion of Qwest notes dated October 30, 2001.

     On March 6, 2002, a derivative lawsuit was filed in the District Court for the County of Denver, naming as defendants each of the members of our Board of Directors, our President, Afshin G. Mohebbi, our then Chief Financial Officer, Robin R. Szeliga, and others. We are named as a nominal defendant. The derivative complaint is based upon the allegations made in the consolidated securities action and alleges that the Board members intentionally or recklessly breached their fiduciary duties to us by causing or allowing us to issue financial disclosures that were false or misleading. Plaintiffs seek unspecified damages on our behalf against the defendants. On July 2, 2002, this state court derivative lawsuit was stayed pending further order of the court.

     On June 27, 2002, a putative class action was filed in the District Court for the County of Boulder against us, The Anschutz Family Investment Co., Philip Anschutz, Joseph Nacchio, and Robin Szeliga on behalf of purchasers of our stock between June 28, 2000 and June 27, 2002. The complaint alleges, among other things, that we and the individual defendants issued false and misleading statements and engaged in improper accounting practices in order to accomplish the Merger, to make us appear successful, and to inflate the value of our stock. The complaint asserts claims under Sections 11, 12, 15 and 17 of the 1933 Act. The complaint seeks unspecified monetary damages, disgorgement of illegal gains, and other relief.

     Since March 2002, six putative class action suits were filed in federal district court in Colorado purportedly on behalf of all participants and beneficiaries of the Qwest Savings and Investment Plan and predecessor plans (the “Plan”) from March 7, 1999 until the present. By court order, all of these putative class actions have been consolidated with each other. The consolidated amended complaint filed on July 5, 2002 (the “consolidated ERISA action”) names as defendants us, several former and current directors, officers and employees, Qwest Asset Management, the Plan’s Investment Committee, and the Plan Administrative Committee of the pre-merger Qwest Communications 401(k) Savings Plan. The consolidated ERISA action, which is brought under the Employee Retirement Income Security Act (“ERISA”), alleges that the defendants breached fiduciary duties to the Plan members by allegedly excessively concentrating the percentage of the Plan’s assets invested in our stock, requiring certain participants in the Plan to hold the company match in the Qwest Shares Fund, failing to disclose to the participants the alleged accounting improprieties that are the subject of the consolidated securities action, failing to investigate the prudency of investing in Qwest stock, as well as continuing to offer our stock as an investment option under the Plan, failing to investigate the effect of the Qwest-U S WEST merger on Plan assets and then failing to vote the Plan’s shares against it and, as against some of the individual defendants, capitalizing on their private knowledge of our financial condition to reap profits in stock sales. Plaintiffs seek equitable and declaratory relief, along with attorneys’ fees and costs and restitution. Any other actions that the court deems sufficiently related to the actions described in this paragraph will be consolidated with the consolidated ERISA action.

     On or about August 9, 2002, an alleged derivative lawsuit was filed in the Court of Chancery of the State of Delaware, naming as defendants each of the members of our Board of Directors and our current Chief Financial Officer Oren G. Shaffer and naming us as a nominal defendant. The complaint alleges, among other things, that the individual defendants breached their fiduciary duties by allegedly failing to properly institute, administer and maintain adequate accounting and reporting controls, practices and procedures and by failing to disclose material information relating to the recognition of revenue from sales of optical capacity and equipment and relating to costs of services from third-party telecommunications providers. Plaintiffs seek a judgment that the individual defendants jointly and severally account for and compensate Qwest for all losses and/or damages sustained by the Company by reason of the alleged acts, including the recovery of alleged unjust profits made by certain defendant officers and directors who sold Qwest stock based upon allegedly undisclosed material information.

     We have also been named as a defendant in various other litigation matters. We intend to vigorously defend these outstanding claims and the outstanding claims specifically described above.

     Regulatory matters. On February 14, 2002, the Minnesota Department of Commerce filed a formal complaint against us with the Minnesota Public Utilities Commission alleging that we, in contravention of federal and state law, failed to file with the Minnesota Public Utilities Commission interconnection agreements with certain of our wholesale customers, and thereby allegedly discriminated against other CLECs. The complaint was amended in June 2002, alleging that we had entered into an oral agreement to provide to McLeodUSA a 10% discount on all telecommunications services purchased from us, that such an agreement should have been but was not filed as an interconnection agreement with the Minnesota Public Utilities Commission, and that the oral agreement discriminated against other CLECs. The complaint, as amended, seeks civil penalties related to such alleged violations between $50 million and $200 million. Two hearings have been held on this matter as of August 6, 2002. Separately, on April 23, 2002 we filed a petition with the FCC requesting a declaratory ruling regarding the scope of federal law governing this subject. That petition remains pending. On May 29, 2002 the Iowa Utilities Board issued an order giving its interpretation of the law, finding that three agreements between us and CLECs should have been filed under that interpretation. The Iowa Utilities Board has not imposed any penalties to date, but has required us to file other agreements meeting the Board’s announced standard, which we have done. Arizona and New Mexico have each initiated formal proceedings that are currently under way. Other states are reviewing agreements and are considering, or may in the future take, further action, including the imposition of fines, penalties and/or an award of damages to other CLECs.

     We have other pending regulatory actions in local regulatory jurisdictions that call for price decreases, refunds or both. These actions are generally routine and incidental to our business.

     Other matters. We have built our network outside North America primarily by entering into long-term agreements to acquire optical capacity assets and network facilities. We have also acquired some optical capacity assets, services and network facilities within North America under similar contracts. Several of the companies (for example, Global Crossing, Ltd., Enron Broadband Services, Inc., 360networks (USA), Inc., WorldCom and KPNQwest, N.V.) from which we have acquired assets, facilities and services appear to be in financial difficulty or have filed for bankruptcy protection. Bankruptcy courts have wide discretion and could deny us the continued benefits of use of the assets or services under these agreements without relieving us of our obligation to make payments or requiring the refund of amounts previously paid. Were this to happen, we would need to make an assessment of a potential settlement liability. We believe that we are taking appropriate actions to protect our investments and maintain on-going use of the acquired assets, facilities and services. At this time, it is too early to determine what affect the bankruptcies will have with respect to the acquired assets, facilities and services or our ability to use these acquired assets or services.

     We have provided for certain of the above matters in our condensed consolidated financial statements as of June 30, 2002. The ultimate resolution of these claims is uncertain, and we can give no assurance as to the impacts on our financial results or financial condition as a result of the resolution of these matters. Further, the ultimate resolution of these matters could have a material adverse impact on our financial results.

RECENT REGULATORY DEVELOPMENTS

     InterLATA Long-Distance Entry. On June 13, 2002, we filed an application with the Federal Communications Commission (“FCC”) requesting permission to enter into the interLATA long-distance business in the states of Colorado, Idaho, Iowa, Nebraska and North Dakota. Under the 1996 Telecommunications Act, the FCC must grant or deny that application by September 11, 2002. On July 12, 2002, we filed a similar application with the FCC seeking interLATA long-distance authority in the states of Montana, Utah, Washington and Wyoming. FCC action on this application must occur by October 10, 2002. The respective states covered by these applications have supported our requests, but third party competitors have asked the FCC to deny them. There can be no assurance that the FCC will grant these applications. Other Regional Bell Operating Companies have had similar applications denied, or have withdrawn and refiled applications after supplementing the record to address concerns raised by the FCC or third parties.

     Proceedings are pending in the remaining five states in our local services area (Arizona, Minnesota, New Mexico, Oregon and South Dakota) to evaluate our readiness to file FCC applications for authority to provide interLATA long-distance service in their jurisdictions. We currently plan to file for applications with the FCC for these five states in the third or fourth quarter of 2002 and expect to receive approval of the applications within 90 days of each filing. However, there can be no assurance that we will be in a position to make these applications to the FCC on our current schedule, or will obtain timely FCC approval of these applications.

     Although we do not believe that the restatement discussed earlier in this Current Report on Form 8-K under Restatement of Results will impact our regulatory initiatives to enter the interLATA long-distance business in our local service area, we can give no such assurance.

FORWARD-LOOKING STATEMENTS WARNING

     This Current Report on Form 8-K contains projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the information contained in this Current Report on Form 8-K and the other documents filed by us with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; the effects of our anticipated restatement of historical financial statements including delays in or restrictions on our ability to access the capital markets or other adverse effect to our business or financial position; our substantial indebtedness, and any inability to restructure our $3.4 billion credit facility prior to failing to comply with financial covenants contained therein or any inability to complete efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC’s current investigation into our accounting policies, practices and procedures; any adverse outcome of the U.S. Attorney’s Office in Denver current investigation into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; the failure of our chief executive and chief financial officers to provide certain certifications relating to certain public filings; rapid and significant changes in technology and markets; failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST, and difficulties in combining the operations of the combined company; our future ability to provide interLATA services within our 14-state local service area; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete; changes in demand for our products and services; dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditures of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; adverse developments in commercial disputes or legal proceedings; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

     The information contained in this Current Report on Form 8-K is a statement of our present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and our assumptions. We may change our intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in our assumptions or otherwise. The cautionary statements contained or referred to in this Current Report on Form 8-K should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on our behalf may issue. This Current Report on Form 8-K may include analysts’ estimates and other information prepared by third parties for which we assume no responsibility. We undertake no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit 99.1	Qwest Communications International Inc. Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2002 and 2001.

Exhibit 99.2	Qwest Communications International Inc. Condensed Consolidated Balance Sheet as of June 30, 2002 and December 31, 2001.

Exhibit 99.3	Qwest Communications International Inc. Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2002 and 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC.

DATE: August 19, 2002	By: /s/ OREN G. SHAFFER Oren G. Shaffer Vice-Chairman Chief Financial Officer

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

99.1	Qwest Communications International Inc. Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2002 and 2001.

99.2	Qwest Communications International Inc. Condensed Consolidated Balance Sheet as of June 30, 2002 and December 31, 2001.

99.3	Qwest Communications International Inc. Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2002 and 2001.